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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

Antigenics Inc., a wholly owned subsidiary of Antigenics, is incorporated in Massachusetts.

Aronex Pharmaceuticals, Inc., a wholly owned subsidiary of Antigenics, is incorporated in Delaware.